Exhibit 5.2

 广 东 金 地 律 师 事 务 所

GUANGDONG JIN DI LAW OFFICE
16F, DAQING Building, Shen Nan Road M. Shenzhen, P. R. China, 518040
Telephone: 86755-88269288    Fax: 86755-88269266    www.gdjindilaw.com

June 7, 2010

Legal Opinion

To:

Techno Meg Limited
Pioneer Leading Limited
Daily Fortune Investment Limited
Perfect Support Limited
Chengdu BOAN Investment Management Co., Ltd
Sichuan SHESAYS Cosmetology Hospital Co., Ltd

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Techno Meg Limited, a company incorporated under the laws of the British Virgin Islands, Pioneer Leading Limited, a company incorporated under the laws of the British Virgin Islands, Daily Fortune Investment Limited, a company incorporated under the laws of the British Virgin Islands, Perfect Support Limited ( the “Company ”), a company incorporated under the laws of the British Virgin Islands, Chengdu BOAN Investment Management Co., Ltd (Chinese Name: 成都博谙投资管理有限公司, the “WFOE”) and Sichuan SHESAYS Cosmetology Hospital Co., Ltd. Chinese Name: 四川西婵整形美容医院有限公司, “SHESAYS” , a company incorporated under the laws of the PRC. We have been requested to give this opinion on (i) the legality of the ownership structure of the Company; and (ii) the legality and validity of certain Contractual Arrangements(defined below) among the companies, in connection with the transaction contemplated by the Contractual Arrangements and the Merger Agreement(defined below).

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the company with proper authority and upon representations, made in or pursuant to the Contractual Arrangements and the Merger Agreement.

As used herein, (a) “PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Province; (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinate legislation of the PRC which are publicly available.

This opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of the PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

Based on the foregoing, we are of the opinion that:

I Corporate Structure (Exhibit A)

1 The Company (Exhibit B )

Perfect Support Limited is a corporation with limited liability incorporated on January 15, 2010 under the laws of British Virgin Islands, the registration number of which is 1566610, and its registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Pang Wang is the sole director of the Company. Techno Meg Limited owns 80% of the Company and Leading Pioneer Limited owns 19% of the Company.

Kwai Man Yip owns 99% of issued and outstanding shares of the Company through Bondy Nominees Limited.

2. WFOE (Exhibit C)

Chengdu BOAN Investment Management Co., Ltd., is a limited liability company established on April 27, 2010 under the laws of People's Republic of China, with its registered office at New No.83, Xinnan Road, Chengdu, Sichuan Province, P.R.C.

The registered capital of WFOE is RMB 100,000. All of the registered capital of WFOE has not been paid now and shall be paid before October 26, 2010 by the Company in compliance with PRC Laws and its Articles of Association

The Company owns 100% of the WFOE. Yixiang Zhang is and has been its legal representative and Chairman since its incorporation.

3. SHESAYS (Exhibit D)

Sichuan SHESAYS Cosmetology Hospital Co., Ltd is a limited liability company established on May 31, 2005 under the laws of People's Republic of China.

The registered capital of SHESAYS is RMB 71,000,000. Yixiang Zhang , Ning Liu , Xingwang Pu , Wenhui Shao and Bing Fang hold 45% 15% 15% 15% and 10% shares of the SHESAYS respectively. Yixiang Zhang is and has been its legal representative and Chairman since its incorporation, and Ning Liu , Xingwang Pu , Wenhui Shao and Bing Fang are and have been the directors of SHESAYS since its incorporation.

Conclusion:

The Company is a business entity duly incorporated and validly existing under the laws of the British Virgin Islands. Each of the WOFE and SHESAYS is a business entity duly incorporated and validly existing under the laws of the PRC. The Company, the WOFE and SHESAYS (the "SHESAYS Companies") are each in good standing under such respective laws. Each of the SHESAYS Companies has the requisite corporate power to own, lease and operate its properties and to conduct its business. Each of the SHESAYS Companies is qualified to do business in its respective jurisdiction of its incorporation.

The Agreement and Plan of Merger dated June 6, 2010 (the “Merger Agreement”) among the Company, its shareholders and SN STRATEGIES CORP is duly executed, enforceable and will not result in violation of any obligations and agreement of the Company, the WFOE and SHESAYS, nor will it violate any laws and regulations of the PRC.

Under PRC laws, Each of the WOFE and SHESAYS is an independent legal person, and none of them are exposed to liabilities incurred by the other party.

II. Contractual Arrangements (Exhibit E)

On April 27, 2010, SHESAYS and their shareholders entered into a set of Contractual Arrangements with the WFOE. The relationships among WFOE, SHESAYS and its shareholders are governed by the Contractual Arrangements.

The "Contractual Arrangements" are comprised of a series of agreements, including: (1) an Exclusive Services Agreement, through which the WFOE has the right to advise, consult, manage and operate SHESAYS, and collect and own the residual return of SHESAYS; (2) a Shareholders’ Voting Rights Proxy Agreement, under which the shareholders of SHESAYS have vested their voting rights over the SHESAYS to the WFOE and will only transfer their equity interests in the SHESAYS to the WFOE or its designee(s); (3) a Call Option Agreement, under which the shareholders of SHESAYS have granted the WOFE the irrevocable right and option to acquire all of their equity interests in SHESAYS, or, alternatively, all of the assets of SHESAYS, (4) an Equity Pledge Agreement, under which the shareholders of SHESAYS have pledged all of their rights and interest in the SHESAYS to the WFOE to guarantee SHESAYS’ performance of its obligations under the Exclusive Services Agreement; (5) a Call Option Agreement, under which Kwai Man Yip has granted the shareholders of SHESAYS an option to purchase certain number of ordinary shares of Techno Meg Limited; (6) an Entrust Agreement, under which Kwai Man Yip has granted the shareholders of SHESAYS to exercise the shareholder’s rights of Techno Meg Limited; (7) a Call Option Agreement, under which Kwai Man Yip has granted Yixiang Zhang an option to purchase certain number of ordinary shares of Leading Pioneer Limited; (8) an Entrust Agreement, under which Kwai Man Yip has granted Yixiang Zhang to exercise the shareholder’s rights of Leading Pioneer Limited.

The WFOE, SHESAYS and their respective shareholders (as applicable) have the requisite power and authority to execute, deliver and perform their obligations under the Contractual Arrangements in accordance with the terms thereof. The execution and delivery of the Contractual Arrangements by the WFOE and SHESAYS and the consummation by them of the transactions contemplated therein have been duly authorized by their respective governing boards of directors, and to this end no further consent or authorization is required of the WFOE and SHESAYS.

The execution, delivery and performance of the Contractual Arrangements, as amended and restated, by the WFOE, SHESAYS, and their respective shareholders, and the consummation of the transactions contemplated thereby (a) do not and will not result in a violation of, or constitute a default under (i) each of the organization or governing documents of the WFOE and SHESAYS, (ii) any other agreement, note, lease, mortgage, deed or other instrument to which any of the WFOE and SHESAYS are a party or by which any of such companies are bound or affected or (iii) any applicable law, rule or regulation of the PRC, and (b) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Contractual Arrangements) upon or with respect to the respective properties under the organization or governing documents of Company.

The Contractual Arrangements constitute valid and binding obligations of the parties to such agreements. Each of the Contractual Arrangements, and the rights and obligations of the parties thereto, are enforceable and valid under the laws of the PRC.

III. Certain Limitations and Qualifications

This opinion expressed above is based on documents furnished by the Company and our interpretation of applicable Chinese laws and regulations which in our experience are applicable to transactions contemplated by the Contractual Arrangements. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

This opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without our express prior written consent.

Yours faithfully

GuangDong Jin Di Law Office

EXHIBIT A

COPORATE STRUCTURE

Kwai Man Yip(Hong Kong resident )
Kwai Man Yip(Hong Kong resident )
100%
100%
Bondy Nominees Limited
Bondy Nominees Limited
100%
100%
Daily Fortune Investments Limited
Techno Meg Limited
Leading Pioneer Limited
80%
1%
19%
Perfect Support Limited
Overseas
P.R.C
100%
Chengdu Boan Investment Co., Ltd
Contractual Arrangement
Sichuan Shesays Cosmetology Hospital Co., Ltd

EXHIBIT B

CERTIFICATE OF INCORPORATION

PERFECT SUPPORT LIMITED

EXHIBIT C

CERTIFICATE OF APPROVAL AND BUSINESS LICENSE

CHNEGDU BOAN INVESTMENT MANAGEMENT CO., LTD.

EXHIBIT D

BUSINESS LICENSE

SICHUAN SHESAYS COSMETOLOGY HOSPITAL CO., LTD.

EXHIBIT E

CONTRACTUAL ARRANGMENTS

1 Exclusive Service Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, SHESAYS and WFOE

2 Call Option Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, SHESAYS and WFOE

3 Shareholders’ Voting Proxy Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, SHESAYS and WFOE;

4 Equity Pledge Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, SHESAYS and WFOE

5 Call Option Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, Kwai Man Yip, Bondy Nominees Limited, Techno Meg Limited and Perfect Support Limited;

6 Entrust Agreement, by and among Yixiang Zhang, Ning Liu, Xingwang Pu, Wenhui Shao and Bing Fang, Kwai Man Yip, Bondy Nominees Limited, Techno Meg Limited and Perfect Support Limited;

7 Call Option Agreement, by and among Yixiang Zhang, Kwai Man Yip, Bondy Nominees Limited, Pioneer Leading Limited and Perfect Support Limited;

8 Entrust Agreement, by and among Yixiang Zhang, Kwai Man Yip, Bondy Nominees Limited, Pioneer Leading Limited and Perfect Support Limited.